Exhibit 99.1
                                                                    ------------


                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


Jonathon K. Heffron
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

Salvatore A. Ranieri
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155


                                  PRESS RELEASE

BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST ANNOUNCES THE AWARD
              OF COSTS TO PLAINTIFFS BY THE COURT OF FEDERAL CLAIMS

Houston, Texas - March 18, 2004. The Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") previously announced that the U.S. Court of Federal Claims (the "Claims Court") on January 2, 2002, awarded costs to Plaintiffs in connection with the trial. During the first quarter of 2002, the Plaintiffs submitted their Bill of Costs, requesting that costs in the amount of $437,978.16 be taxed against the Defendant in favor of Plaintiffs. The Defendant opposed Plaintiffs' Bill of Costs, arguing that Defendant should not be taxed any costs. On March 3, 2004, the Claims Court taxed costs against the Defendant in favor of the Plaintiffs in the amount of $141,847.73.

The amount of money the Litigation Trust owes Washington Mutual, Inc. for expense fund advances exceeds the Litigation Trust's share of the $4,884,283 judgment and the award of $141,847.73 in costs. Thus, if the litigation were to terminate because the Plaintiffs decided not to file a Petition for a Writ of Certiorari to the U.S. Supreme Court or because of a decision by the Supreme Court not to accept review of the case or a decision to affirm the Appeals Court judgment, there would be no recovery to the Litigation Trust certificateholders because the eighty five percent (85%) share to the Litigation Trust of the total judgment awarded by the Appeals Court (plus its share of the award of costs) is less than the amount that would be owed by the Litigation Trust to Washington Mutual, Inc.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.


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The Litigation Trust (SEC File No. 000-32301) will file the Taxation of Costs with the Securities and Exchange Commission, and the descriptions of the Taxation of Costs are qualified in their entirety by reference to the Taxation of Costs.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.